Exhibit 10.11

October 11, 2024

CONFIDENTIAL

Billy Krassakopoulos

XXXX XXXXX XXXXX

XXXX XXXXXX XXXX

By email: bkrassakopoulos@enovumdc.com

Re: Employment Letter Agreement

Dear Billy Krassakopoulos,

As you know, 16428380 Canada Inc., a subsidiary of Bit Digital Inc. (“Bit Digital”), will be acquiring the shares (the “Transaction”) of your current employer, Enovum Data Centers Corp. (the “Company”), pursuant to a share purchase agreement (“SPA”).

As a condition of the SPA and in consideration of the proceeds you will receive in the context of the Transaction, the Company is presenting you with continued employment on the terms and conditions set forth below in this employment letter agreement (this “Agreement”) subject to and effective as of the closing of the Transaction.

1.	Duties. You will continue in your position as full-time CEO. You will perform duties and responsibilities for the Company and its affiliates that are reasonable and consistent with such position and as may be assigned to you from time to time. You will report to Sam Tabar, or such other employee as may be designated by the Company, and you shall assume and discharge such duties for the Company and its affiliates as your manager(s) may direct. Your prior service with the Company will be recognized for legal purposes and the Company acknowledges that your employment with the Company commenced on February 14, 2022.

During your employment, you will devote your full-time attention to your duties and responsibilities, and you will perform them in accordance with the Company’s standards of conduct, and be bound by the operating policies, procedures, and practices of the Company and Bit Digital, as applicable (the “Policies”), after they have been provided to you (to the extent a written Policy exists). You will not engage in any other employment, occupation, consulting and/or business activities except for the permitted employment, occupation, consulting and/or business activities listed in Schedule A herein. You also will not engage in any other activities that conflict or interfere with your obligations to the Company; provided, however that the foregoing does not preclude you from participating in civic, religious, or charitable activities, so long as such activities do not conflict with or interfere with your duties to the Company.

2.	Termination of Employment. Your employment with the Company is for an indefinite term. The Company may terminate your employment for any act or omission (or series thereof) which constitutes serious reason for termination of employment without prior notice or pay in lieu thereof under the Civil Code of Quebec (“Cause”) and your only entitlements under this Agreement will be earned but unpaid base salary and accrued but unused vacation through to the termination date, as well as reimbursement of any unpaid reasonable business expenses incurred in accordance with this Agreement prior to the termination date. If your employment is terminated by the Company without Cause, the Company will provide you with (a) a lump sum payment equal to twelve (12) months of your then base salary, subject to all withholdings and deductions as required by law, and conditional on you signing a full and final release in favour of the Company and its affiliates, and (b) any earned but unpaid base salary and accrued but unused vacation through to the termination date, as well as reimbursement of any unpaid reasonable business expenses incurred in accordance with this Agreement prior to the termination date.You agree to give the Company 30 days’ notice of your resignation. At any time after receiving your notice of resignation, the Company may, at its sole discretion, modify your duties for the purpose of transitioning your employment and active files, including without limitation, requiring that you not attend at work for the balance of resignation notice period. You acknowledge that such changes in your duties, if any, will be for the purpose of ensuring an efficient transition of your active files and will not constitute a constructive dismissal.

3.	Place of Work. Your regular place of work will be the Company’s office located at 3195 chemin Bedford, Montréal, H3H 1G3. You will be permitted to perform your duties remotely in accordance with past practice, subject to the Policies and the Company’s operational requirements. You acknowledge that you may be required to travel in connection with the performance of your duties.

4.	Salary. Your annualized salary will be $300,000 payable in accordance with the standard payroll practices of the Company and subject to all withholdings and deductions as required by law. You acknowledge that your base salary is payment for all hours worked, and that you are not eligible to receive overtime pay or time off in lieu of pay for any work performed beyond regular business hours. By signing below, you acknowledge that you authorize that the Company pay you by direct deposit.

5.	Expenses. The Company shall reimburse legitimate business expenses incurred by you in connection with the performance of your duties upon presentation of invoices and in accordance with the Company’s policies. The Company shall also reimburse, where it deems it appropriate and upon presentation of invoices and in accordance with the Company’s policies, any association or professional association dues, including fees related to continuing professional development, as well as fuel costs for travel between mining centers incurred in the course of your employment. You will be provided with all business equipment reasonably required to perform your duties and functions in a manner consistent with past practice and all reasonable expenses associated therewith shall be paid by the Company.

6.	Vacations. You will receive four (4) weeks of vacation per calendar year, which will accrue over the course of the year (prorated for any partial year worked) and which will be taken at times mutually agreed on with the Company based on its business needs. Any accrued but unused vacation at the end of the calendar year will be forfeited and instead paid out in cash.

7.	Benefits. During your employment, you will be eligible to participate in the Company’s benefit plans and programs in effect from time to time as may be made available to other similarly situated employees as may be offered by the Company from time to time, in accordance with and subject to the eligibility and other provisions such plans and programs.

8.	Policies and Procedures. You will be subject to all applicable then effective written policies and procedures of the Company or Bit Digital that have been provided to you, as may be amended from time to time.

9.	Non-Disparagement. You acknowledge that you may learn potentially confidential or sensitive information through your employment. During the employment period and in perpetuity thereafter, you will not make any statement to any third party that is intended to or is reasonably likely to slander, libel, defame or otherwise damage the reputation of Company or Bit Digital or their officers, directors, employees, affiliates, consultants, or clients. Notwithstanding the foregoing, nothing in this Agreement shall be construed to prohibit or restrict you from making any statements or disclosures necessary to pursue or defend yourself in any litigation, arbitration, or administrative proceeding or as part of any investigation or inquiry conducted by a governmental authority or law enforcement body.

10.	Personal Information. By signing this Agreement, you consent to the collection, use and disclosure of your personal information by the Company in accordance with the Privacy Policy set out in Exhibit A.

11.	Governing Law and Choice of Forum. This Agreement will be governed by and construed in accordance with the laws of the province of Québec. Any dispute flowing from this agreement shall be referred to the exclusive jurisdiction of the courts of the judicial district of Montreal.

12.	Entire Agreement. This Agreement embodies the entire agreement and understanding of the parties hereto with regard to the matters described herein and supersedes any and all prior and/or contemporaneous agreements and understandings, oral or written, between the parties regarding such matters, including your employment agreement with the Company signed on June 20, 2024; except that nothing in this Agreement shall diminish or affect your obligations under the SPA or any documents relating thereto or the Company’s then effective Restrictive Covenant Agreement, or any other written policy or procedure the Company may issue from time-to-time.

13.	Amendment. The terms of your employment as set forth in this Agreement may be amended only in a writing signed by the parties.

14.	Interpretation. The parties hereto have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties hereto, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any of the provisions of this offer letter.

15.	No Waiver. Any party’s failure to enforce the terms of this Agreement in the event of one or more events violate Agreement shall not constitute a waiver of any right to enforce Agreement against subsequent violations.

16.	No Third-Party Beneficiary. This Agreement is not intended to and does not convey any rights to persons not a party to this Agreement. You may not directly or indirectly assign your rights under this offer letter.

17.	Section Headings. The section headings in this offer letter are for convenience of reference only and should not be deemed to affect the interpretation or modify the provisions hereof.

18.	Counterparts. This Agreement may be executed in separate counterparts, none of which need contain the signature of more than one party hereto but each of which shall be deemed to be an original and all of which taken together shall constitute one and the same agreement.

19.	Effectiveness; Severability. Whenever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this offer letter is held to be prohibited by or invalid under applicable law, such provision will be ineffective only to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Agreement.

20.	Sexual Harassment Policy. You will be required to review and comply with the Company’s sexual harassment policy. You will complete the Company’s required sexual harassment training program by the end of each calendar year.

21.	Contingent Offer. Your continued employment with the Company is contingent on your execution of a Restrictive Covenant Agreement.

***

Please sign below and return this letter to me. We look forward to hearing from you.

Best regards,

Enovum Data Centers Corp.

by
	Name:	Erke Huang
	Title:	Vice-President and Secretary

My signature below indicates my acceptance of the terms herein in the sole discretion of the Company, and all other conditions hereof.

I have had the opportunity to seek independent legal counsel.

By signing this Agreement, I acknowledge and agree that this Agreement is not an adhesion contract and that the terms and conditions have been negotiated and that I have expressly requested that this Agreement be drafted in English. En signant le présent accord, je reconnais et j’accepte qu’il ne s’agit pas d’un contrat d’adhésion, que les termes et conditions ont été négociés et que j’ai expressément demandé qu’il soit rédigé en anglais.

Signed:

Billy Krassakopoulos

Date: ________________________

EXHIBIT A

PRIVACY POLICY

Enovum Workplace Privacy Policy

Last Updated: October 1, 2024

Scope and Overview

Enovum is committed to protecting the privacy and security of your personal information. This Workplace Privacy Policy describes how Enovum Data Centers Corp. and its subsidiaries, affiliates and related entities (collectively, "Enovum", "we" or "us") collect and use personal information about you during and after your employment. This Workplace Privacy Policy applies to current and former employees of Enovum.

This Workplace Privacy Policy describes the categories of personal information that we collect, how we use your personal information, how we secure your personal information, when we may disclose your personal information to third parties, and when we may transfer your personal information outside of Canada. This Workplace Privacy Policy also describes your rights regarding the personal information that we hold about you and how you can access, correct, and request erasure of your personal information.

We will only use your personal information in accordance with this Workplace Privacy Policy unless otherwise required by applicable law. We take steps to ensure that the personal information that we collect about you is adequate, relevant, not excessive, and used for limited purposes.

In this Workplace Privacy Policy, "personal information" means any information about an identifiable individual, which includes information that can be used on its own or with other information to identify, contact, or locate a single person. Information that cannot be reasonably be linked to an identifiable individual, such as aggregated or anonymized information, is not considered personal information.

Personal information collected

To administer the employment relationship and carry out our obligations as an employer, we may need to collect the following categories of personal information:

-	Personal Details – e.g., name, contact details (address, telephone, email), age, date of birth, gender, passport or other government ID, proof of eligibility to work and details of any work permit application, and dependent and beneficiary details, emergency contact and next of kin details.

-	Photographs – e.g., your “headshot” and other photographs (including those incorporated into other documents).

-	Education and Professional Qualifications – e.g., resume/CV and any cover letter, professional history, education, qualifications, references, licences and certifications, language skills, professional affiliations, and other information you provide as part of your recruitment or in connection with your ongoing professional and career development.

-	Work Details – e.g., employee ID, date of hire, date of separation, office (country, city), business unit, job description, category (e.g., full/part-time), reporting lines, travel, relocations, and terms and conditions of your employment or other agreement, each in relation to Enovum or your prior employer, as the context requires.

-	Background Checks – e.g., education, employment, government sanctions and enforcement, identify verification, adverse media, conduct, address verification, directorships, professional qualifications, credit history, and civil litigation and criminal records, including sensitive personal information relating to criminal convictions or offences where and to the extent the law allows us to obtain such information.

-	Demographic, Family and Household Data – e.g., marital status, dependent information, language, family composition, and family education, employment, and income history.

-	Time Administration, Leave and Absence Data – e.g., work hours, schedule and location, time entries, days off / absences, sick days, holidays, vacations, maternity / paternity / family leave, jury duty, sabbaticals, secondments, and other leaves.

-	Interview or Assessment Data – e.g., any information you provide to us or generated during an interview or assessment, such as recordings made or taken during live or online interviews, responses to online or written tests, and business plans.

-	Compensation, Benefits and Other Financial Data – e.g., salary, bonus, equity interests, records of benefits entitlements and utilisation, bank or building society account details, tax/social security number, expenses, pensions, corporate credit card details, loans, and payments to family and dependents and court judgments.

-	Health and Medical Data – e.g., sensitive personal information relating to physical / mental health status or condition, disability, vaccination status, sick leave, accident reporting, occupational health and safety information, meal preferences and food allergies, and other information contained in medical forms or certificates. Please note that typically, the group insurance carrier and benefits administrators will maintain and have access to all health information that relates to your benefits. If, however, you provide information of a medical nature directly to Enovum, including information that may have a bearing on your work or benefits, it will be kept in your personnel file.

-	Performance Management Data – e.g., feedback, appraisals, documents and notes regarding discussions between yourself and Enovum management regarding the foregoing, and career progression, training, learning and development records, and promotions.

-	Audio and Video Recordings – e.g., recordings made or taken during internal and external live and online meetings, training sessions and presentations.

-	Training / Learning & Development Data – information regarding your training records, including required courses (e.g., Code of Conduct, information security, sexual harassment, etc.) and voluntary subjects.

-	Compliance Data – e.g., information regarding your disclosed financial institution accounts such as account statements, trade confirmations and other securities transactions; equity, financial interest and roles in outside companies, including non-profit organizations, such as directorships, management or committee positions; participation in industry associations; political contributions; gifts and entertainment received; and expenditures related to government officials.

-	Disciplinary and Grievance Data – e.g., information and documents relating to grievances, internal and external complaints and investigations, and disciplinary notices and actions.

-	Claims, Complaints and Disclosures Data – e.g., any information related to claims and litigation based on your employment, partnership or other working relationship with Enovum (which, owing to the nature of the claim, may include any of the categories of personal information described in this Workplace Privacy Policy), and records of your individual rights requests (e.g., access, correction).

-	Termination and Retirement Data – e.g., date of separation, separation status (voluntary / involuntary) and reason for leaving, notice periods, exit interviews and applicable agreements and financial arrangements.

In addition to information needed to administer the employment relationship, Enovum may collect other personal information, including:

-	Audio and video recordings including security camera footage and photographs taken / audiovisual recordings made at Enovum events

-	records of entry into controlled-access areas

-	biometric data used for identification or authentication for access to controlled-access areas

-	use of Enovum resources and technology

-	details relating to Enovum events that personnel may choose to attend

-	demographic information for diversity and inclusion surveys, on a voluntary basis

-	other video, images and information you choose to provide on a voluntary basis, for the purposes for which you have provided them, including internal and external communications, newsletters and social media campaigns.

How Enovum collects personal information

Personal information may be collected directly from you, from other Enovum personnel (such as directors and managers), from third parties (such as background check providers, references, benefit administrators, clients, etc.) and by automated means, including through our monitoring of Enovum information systems, devices that have Enovum management or endpoint protection software installed, devices connected to Enovum networks, and security cameras at Enovum premises. The information may be collected at any time, including prior to your hiring, during your employment, or following your termination.

When we collect information directly from you, the information you provide must be accurate and current. Moreover, it is your responsibility to ensure that information you provide does not violate any third party’s rights. If you provide us with personal information of a reference or any other individual (including, for example, a family member in relation to your benefits), it is your responsibility to obtain consent from that individual prior to providing the information to us.

Personal information use

We may use your personal information for the following purposes:

-	Employee administration (including payroll and benefits administration)

-	Background checks

-	Business management, workforce administration, and planning including internal administration with our affiliates

-	Processing employee work-related claims (for example, insurance and worker's compensation claims)

-	Leave administration (including maternity, paternity, family, sick time, jury duty, sabbaticals, and other types of leaves)

-	Accounting and auditing

-	Conducting performance reviews and determining performance requirements

-	Assessing qualifications for a particular job or task

-	Ensuring compliance with Enovum policies and procedures, including by monitoring personnel access to and use of Enovum technology and Enovum premises

-	Managing terminations / offboarding (including voluntary and involuntarily separations)

-	Enterprise resource planning

-	Conducting workforce surveys

-	Supporting Enovum diversity and inclusion initiatives

-	Gathering evidence for disciplinary action or termination

-	Complying with applicable law and managing legal claims

-	Managing and monitoring access to and use of Enovum information technology assets and premises

-	Education, training and development requirements

-	Health administration services

-	Complying with health and safety obligations

If we need to use your personal information for an unrelated purpose, we will notify you and, if required by law, seek your consent. We may use your personal information without your knowledge or consent where required by applicable law or regulation.

Data sharing

We will only disclose your personal information to third parties where required by law or to our employees, contractors, designated agents, or third-party service providers who require it to assist us with administering the employment relationship with you, including third-party service providers who provide services to us or on our behalf. Third-party service providers include, but are not limited to, payroll processors and benefits administration providers. These third-party service providers may be located outside of the provincial or territorial jurisdiction in which you reside, or outside Canada.

We may also disclose your personal information for the following additional purposes where permitted or required by applicable law:

-	To other members of our group of companies (including outside of your jurisdiction of residence) for the purposes set out in this Workplace Privacy Policy and as necessary to perform our employment contract with you

-	As part of our regular reporting activities to other members of our group of companies

-	To comply with legal obligations or valid legal processes such as search warrants, subpoenas, or court orders. When we disclose your personal information to comply with a legal obligation or legal process, we will take reasonable steps to ensure that we only disclose the minimum personal information necessary for the specific purpose and circumstances

-	To comply with legal obligations or valid legal processes such as search warrants, subpoenas, or court orders

-	During emergency situations or where necessary to protect the safety of persons

-	If a business transfer or change in ownership occurs

-	For additional purposes with your consent where such consent is required by law.

Cross-border transfers

Enovum or its service providers may also access, process or store your Personal information outside of the jurisdiction where Enovum is located and where you reside. As a result, when your personal information is used or stored in a jurisdiction other than where you are residing, it may be subject to the law of this foreign jurisdiction, including any law permitting or requiring disclosure of the information to the government, government agencies, courts and law enforcement in that jurisdiction.

Security

We have implemented appropriate physical, technical, and organizational security measures designed to protect your personal information against accidental loss and unauthorized access, use, alteration, or disclosure. We have implemented policies and procedures to protect and safeguard personal information, provide a framework for our handling of your personal information, and define roles and responsibilities within Enovum for handling personal information from the moment we gather it until it is destroyed. We limit personal information access to those employees, agents, contractors, and other third parties that have a legitimate business or legal need for such access.

We also have policies and practices in place to handle privacy complaints. Please contact us using the coordinates provided in the section entitled “Contact Enovum”, below.

Data retention

Enovum will store your Personal information as long as necessary to perform the purposes of processing as stated in this Workplace Privacy Policy, including for the purposes of satisfying any legal, accounting, or reporting requirements. Once you are no longer an employee of Enovum, we will retain and securely destroy your personal information in accordance with our document retention policy and applicable laws and regulations.

Your rights

Subject to certain limits, by law you have the right to request access to and to correct the personal information that we hold about you, to withdraw your consent to the use of your personal information, and in certain jurisdictions, the right to request deletion.

If you want to review, verify, correct, or withdraw consent to the use of your personal information, or request deletion where this right is available, please first contact the Enovum Human Resources Department. If the Human Resources Department is unable to fulfil your request, please then contact our Privacy Officer at marianna@bit-digital.com.

Any such communication must be in writing. We may request specific information from you to help us confirm your identity and your right to access, and to provide you with the personal information that we hold about you or make your requested changes. Applicable law may allow or require us to refuse to provide you with access to some or all of the personal information that we hold about you, or we may have destroyed, erased, or made your personal information anonymous in accordance with our record retention obligations and practices. If we cannot provide you with access to your personal information, we will inform you of the reasons why, subject to any legal or regulatory restrictions.

It is important that the personal information we hold about you is accurate and current. Please keep us informed if your personal information changes during your employment.

Changes

We reserve the right to update this Workplace Privacy Policy at any time, and we will provide you with a new Workplace Privacy Policy when we make any updates. If we would like to use your previously collected personal information for different purposes than those we notified you about at the time of collection, we will provide you with notice and, where required by law, seek your consent, before using your personal information for a new or unrelated purpose. We may use your personal information without your knowledge or consent where required or permitted by applicable law or regulation. The "Last Updated" date at the top of this Workplace Privacy Policy indicates when it was last updated.

Contact Enovum

Subject to the procedure set out in “Your rights” above, if you have any requests, questions, complaints or suggestions about Enovum’s privacy practices, please send an email to marianna@bit-digital.com.

Please sign and date below to confirm that you have read and understand this Workplace Privacy Policy and that you consent to Enovum Data Centers Corp. processing your personal information as described within this Workplace Privacy Policy.

Date: __________________

Billy Krassakopoulos

SCHEDULE A
EXISTING ENGAGEMENTS

Please see attached.